FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES FIRST QUARTER 2009 EARNINGS RESULTS

FORT WORTH, Texas, (May 15, 2009) - Hallmark Financial Services, Inc. (NASDAQ: HALL) (“Hallmark”) today reported first quarter 2009 net earnings of $6.8 million compared to $7.3 million reported for first quarter 2008.  On a fully diluted basis, first quarter 2009 net earnings were $0.33 per share as compared to $0.35 per share for the first quarter of 2008.  Total revenues were $70.9 million for the first quarter 2009 as compared to $71.5 million for the first quarter of 2008.

Mark J. Morrison, President and Chief Executive Officer, said, “Our premium production increased 3.6% this quarter compared to a year ago due to our acquisition of Heath XS last August and the geographic and product expansion in our Personal Segment.  However, our consistent underwriting discipline despite the soft market conditions experienced this quarter contributed to a decrease in premium production in our Standard Commercial Segment and the other lines of business in our Specialty Commercial Segment.”

Mr. Morrison continued, “Underwriting profits have been and will remain the key component of our strategy. We can only achieve this goal by remaining disciplined in soft market conditions. Thus, our primary focus will continue to be on underwriting profitability, as opposed to premium growth or market share as evidenced by our 91.5% combined ratio for the quarter.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Year-to-date book value per share increased 6% due to a combination of solid underwriting profits and strong investment performance.  During the first quarter, annualized return on average equity was 15%, investment income increased 18%, and cash flow from operations was $9 million.”

	Three Months Ended
	March 31,
	2009	2008	% Change
	($ in thousands)
Gross premiums written	$71,479	$64,237	11%
Net premiums written	69,247	62,233	11%
Net premiums earned	59,430	59,244	0%
Commission and fee income	6,189	6,484	-5%
Investment income, net of expenses	4,269	3,625	18%
Gain (loss) on investments	(348)	859	-141%
Total revenues	70,910	71,521	-1%
Net earnings (1)	6,790	7,265	-7%
Net earnings per share - basic	$0.33	$0.35	-6%
Net earnings per share - diluted	$0.33	$0.35	-6%
Annualized return on average equity	14.7%	15.9%	-8%
Book value per share	$9.13	$8.96	2%
Cash flow from operations	$8,851	$12,388	-29%
 (1) Net earnings is defined in this document as net income attributable to Hallmark Financial Services, Inc. as reported in our consolidated statements of operations.

The decrease in total revenue for the three months ended March 31, 2009 was primarily due to lower gains on investments from our investment portfolio and lower commission income partially offset by higher investment income and earned premium.

Standard Commercial Segment revenues decreased $2.0 million, or 9%, during the three months ended March 31, 2009 as compared to the same period during 2008, due primarily to lower earned premium as a result of increased competition, rate pressure and deterioration of the economic environment in our major markets.  The acquisition of our Heath XS Operating Unit in 2008 drove the $0.6 million increase in revenue by our Specialty Commercial Segment during the three months ended March 31, 2009 as compared to the same period of 2008. Revenues from the Personal Segment increased $1.8 million, or 12%, during the three months ended March 31, 2009 as compared to the same periods during 2008, due largely to geographic expansion into new states.  Corporate revenue decreased $1.0 million primarily due to losses recognized on our investment portfolio of $0.3 million during the three months ended March 31, 2009 as compared to recognized gains on our investment portfolio of $0.9 million during the same period in 2008.

On a diluted basis per share, net earnings were $0.33 per share for the three months ended March 31, 2009 as compared to $0.35 per share for the same period in 2008.   The decrease in net earnings for the three months ended March 31, 2009 was primarily attributable to decreased revenue and recognized losses on investments discussed above and higher loss and loss adjustment expenses due to $1.6 million of favorable prior year loss reserve development recognized during the first quarter of 2008, partially offset by a lower effective tax rate driven primarily by a $0.8 million reduction in the deferred tax asset valuation allowance during the first three months of 2009.

Hallmark's net loss ratio was 62.0% for the first quarter of 2009 as compared to 59.9% for the first quarter of 2008.  Hallmark's net expense ratio was 29.5% for the first quarter of 2009 as compared to 28.9% for the first quarter of 2008.  Hallmark maintained a profitable net combined ratio of 91.5% for the first quarter of 2009 as compared to 88.8% for the same period in the prior year.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services.  The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands)
	March 31	December 31
ASSETS	2009	2008
	(unaudited)
Investments:
Debt securities, available-for-sale, at fair value	$279,895	$268,513
Equity securities, available-for-sale, at fair value	25,983	25,003

Total investments	305,878	293,516

Cash and cash equivalents	56,317	59,134
Restricted cash and cash equivalents	6,220	8,033
Premiums receivable	48,932	44,032
Accounts receivable	3,937	4,531
Receivable for securities	1,064	1,031
Prepaid reinsurance premiums	1,671	1,349
Reinsurance recoverable	7,478	8,218
Deferred policy acquisition costs	21,002	19,524
Excess of cost over fair value of net assets acquired	41,080	41,080
Intangible assets, net	28,255	28,969
Current federal income tax recoverable	-	696
Deferred federal income taxes	5,680	6,696
Prepaid expenses	1,044	1,007
Other assets	22,721	20,582

	$551,279	$538,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable	$59,650	$60,919
Reserves for unpaid losses and loss adjustment expenses	164,839	156,363
Unearned premiums	112,183	102,192
Unearned revenue	1,170	2,037
Accrued agent profit sharing	751	2,151
Accrued ceding commission payable	8,592	8,605
Pension liability	4,348	4,309
Current federal income tax	1,649	-
Payable for securities	1,115	3,606
Accounts payable and other accrued expenses	5,603	18,067

	359,900	358,249

Commitments and Contingencies

Redeemable non-controlling interest	824	737

Stockholders' equity:
Common stock, $.18 par value (authorized 33,333,333 shares in 2009 and 2008;
issued 20,871,498 shares in 2009 and 20,841,782 shares in 2008)	3,757	3,751
Capital in excess of par value	120,200	119,928
Retained earnings	79,032	72,242
Accumulated other comprehensive loss	(12,357)	(16,432)
Treasury stock, at cost (7,828 shares in 2009 and 2008)	(77)	(77)

Total stockholders' equity	190,555	179,412

	$551,279	$538,398

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share amounts)

	Three Months Ended
	March 31

	2009	2008

Gross premiums written	$71,479	$64,237
Ceded premiums written	(2,232)	(2,004)
Net premiums written	69,247	62,233
Change in unearned premiums	(9,817)	(2,989)
Net premiums earned	59,430	59,244

Investment income, net of expenses	4,269	3,625
Net realized gains (impairments and realized losses)	(348)	859
Finance charges	1,350	1,264
Commission and fees	6,189	6,484
Processing and service fees	15	42
Other income	5	3

Total revenues	70,910	71,521

Losses and loss adjustment expenses	36,842	35,504
Other operating expenses	23,750	23,465
Interest expense	1,159	1,185
Amortization of intangible assets	714	573

Total expenses	62,465	60,727

Income before tax	8,445	10,794
Income tax expense	1,662	3,529
Net income	6,783	7,265
Less: Net loss attributable to
non-controlling interest	(7)	-

Net income attributable to Hallmark Financial Services, Inc.	$6,790	$7,265

Net income per share attributable to Hallmark Financial
Services, Inc. common stockholders:
Basic	$0.33	$0.35
Diluted	$0.33	$0.35

Hallmark Financial Services, Inc.
Consolidated Segment Data

	Three Months Ended March 31, 2009
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$19,147	$34,282	$20,626	$-	$74,055

Gross premiums written	19,147	31,706	20,626	-	71,479
Ceded premiums written	(1,103)	(1,129)	-	-	(2,232)
Net premiums written	18,044	30,577	20,626	-	69,247
Change in unearned premiums	406	(5,626)	(4,597)	-	(9,817)
Net premiums earned	18,450	24,951	16,029	-	59,430

Total revenues	20,020	32,825	17,535	530	70,910

Losses and loss adjustment expenses	11,346	14,933	10,563	-	36,842

Pre-tax income (loss), net of
non-controlling interest	2,576	5,682	2,619	(2,425)	8,452

Net loss ratio (2)	61.5%	59.8%	65.9%		62.0%
Net expense ratio (2)	27.3%	30.6%	23.1%		29.5%
Net combined ratio (2)	88.8%	90.4%	89.0%		91.5%

	Three Months Ended March 31, 2008
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$21,749	$32,020	$17,727	$-	$71,496

Gross premiums written	21,749	24,761	17,727	-	64,237
Ceded premiums written	(1,187)	(817)	-	-	(2,004)
Net premiums written	20,562	23,944	17,727	-	62,233
Change in unearned premiums	404	(155)	(3,238)	-	(2,989)
Net premiums earned	20,966	23,789	14,489	-	59,244

Total revenues	22,006	32,238	15,726	1,551	71,521

Losses and loss adjustment expenses	11,310	15,003	9,191	-	35,504

Pre-tax income (loss)	4,058	5,444	2,590	(1,298)	10,794

Net loss ratio (2)	53.9%	63.1%	63.4%		59.9%
Net expense ratio (2)	27.2%	30.5%	22.5%		28.9%
Net combined ratio (2)	81.1%	93.6%	85.9%		88.8%

[1]
Produced premium is a non-GAAP measurement that management uses to track total controlled premium produced by our operations.  We believe this is a useful tool for users of our financial statements to measure our premium production whether retained by our insurance company subsidiaries or assumed by third party insurance carriers who pay us commission revenue.

[2]
The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP.  The net expense ratio is calculated as underwriting expenses of our insurance company subsidiaries (which include provisional ceding commissions, direct agent commissions, premium taxes and assessments, professional fees, other general underwriting expenses and allocated overhead expenses) and offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP.  Net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.